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Exhibit 4.2

EXECUTION COPY

AMENDMENT
TO
CREDIT AGREEMENT

        This AMENDMENT, dated as of June 30, 2006 (this "Amendment") is entered into among HERTZ EQUIPMENT RENTAL CORPORATION, a Delaware corporation (together with its successors and assigns, "HERC"), THE HERTZ CORPORATION, a Delaware corporation (together with its successors and assigns, the "Parent Borrower"), MATTHEWS EQUIPMENT LIMITED, an Ontario corporation ("Matthews"), WESTERN SHUT-DOWN (1995) LIMITED, an Ontario corporation ("Western" and, together with HERC, the Parent Borrower and Matthews, the "Borrowers"), DEUTSCHE BANK AG, NEW YORK BRANCH ("DBNY"), as administrative agent (the "Administrative Agent"), DEUTSCHE BANK AG, CANADA BRANCH ("DBCB"), as Canadian agent (the "Canadian Agent"), and the other parties signatory hereto.

        WHEREAS, the Borrowers have entered into that certain CREDIT AGREEMENT, dated as of December 21, 2005 (as it may be amended, amended and restated, supplemented or otherwise modified, the "Credit Agreement") among the Borrowers, the Lenders from time to time party thereto, the Administrative Agent, DBNY, as collateral agent, the Canadian Agent, DBCB, as Canadian collateral agent, LEHMAN COMMERCIAL PAPER INC., as syndication agent, and MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, as documentation agent.

        WHEREAS, the terms used herein, including in the preamble and recitals hereto, not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed thereto in the Credit Agreement;

        WHEREAS, the Borrowers have requested that the Credit Agreement be amended as more fully set forth herein;

        NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrowers, the Lenders, the Administrative Agent and the Canadian Agent agree as follows:

ARTICLE ONE: AMENDMENTS

        As of the Amendment Effective Date (as defined in Article Two hereof), the Credit Agreement shall be amended as set forth in this Article One.

        1.     Section 1.1 of the Credit Agreement (Definitions) is hereby amended by inserting in such Section the following definition in its appropriate alphabetical order:

          "Available Amount": the sum, without duplication, of

            (a)   50% of the Available CNI Amount accrued during the period (treated as one accounting period) beginning on October 1, 2005 to the end of the most recent fiscal quarter for which consolidated financial statements of the Parent Borrower are available (or, in case such Available CNI Amount shall be a negative number, 100% of such negative number); plus

            (b)   the aggregate Net Proceeds and the fair value (as determined in good faith by the board of directors of the Parent Borrower) of property or assets received (x) by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock (as defined in the Senior Note Indenture as in effect on the Closing Date)) after the Closing Date (other than Excluded Contributions) or (y) by the Parent Borrower or any Restricted Subsidiary from the issuance and sale by the Parent Borrower or any Restricted

    Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Parent Borrower or any Parent Entity, plus the amount of any cash and the fair value (as determined in good faith by the board of directors of the Parent Borrower) of any property or assets, received by the Parent Borrower or any Restricted Subsidiary upon such conversion or exchange; minus

            (c)   the aggregate amount of dividends, payments and distributions made after the Closing Date pursuant to clause (ii)(y) of the proviso to subsection 8.7(f).

          "Available CNI Amount": for any period, the net income (loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, that there shall not be included in such Available CNI Amount:

            (a)   any net income (loss) of any Person that is not a Restricted Subsidiary of the Parent Borrower, except that (i) subject to the limitations contained in clause (c) below, the Parent Borrower's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below) and (ii) the Parent Borrower's equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its Restricted Subsidiaries in such Person;

            (b)   solely for purposes of determining the amount available for payments under clause (a) of the definition of "Available Amount", any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Borrower by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Additional Senior Notes under the Senior Indenture, the Senior Subordinated Notes, the Senior Indenture or the Senior Subordinated Indenture and (iii) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that (A) subject to the limitations contained in clause (c) below, the Parent Borrower's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Available CNI Amount up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Parent Borrower or any of its other Restricted Subsidiaries in such Restricted Subsidiary;

            (c)   any gain or loss realized upon the sale or other disposition of any asset of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the board of directors of the Parent Borrower);

            (d)   any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any related transactions, and any acquisition, merger or consolidation after the Closing Date);

            (e)   the cumulative effect of a change in accounting principles;

            (f)    all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness;

            (g)   any unrealized gains or losses in respect of any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements);

            (h)   any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

            (i)    any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

            (j)    to the extent otherwise included in such Available CNI Amount, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent Borrower or any Subsidiary owing to the Parent Borrower or any Subsidiary; and

            (k)   any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

          In the case of any unusual or nonrecurring gain, loss or charge not included in such Available CNI Amount pursuant to clause (d) above in any determination thereof, the Parent Borrower will deliver an officer's certificate to the Administrative Agent promptly after the date on which such Available CNI Amount is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

          In addition, for purposes of clause (a) of the definition of "Available Amount", the Available CNI Amount for any period ending on or prior to the Closing Date shall be determined based upon the net income (loss) reflected in the consolidated financial statements of the Parent Borrower for such period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary, and the Transactions shall not constitute a sale or disposition under clause (c) above, for purposes of such determination.

          "Available Excluded Contribution Amount": the aggregate amount of Excluded Contributions, minus the aggregate amount of dividends, payments and distributions made after the Closing Date pursuant to clause (ii)(z) of the proviso to subsection 8.7(f).

          "Brazilian Indebtedness": Indebtedness permitted by subsection 8.2(v) of (a) Car Rental System do Brasil Locacão de Veículos Ltda or any successor in interest thereto and/or (b) any other Subsidiary engaged in, or Special Purpose Entity otherwise supporting or relating to, the business of leasing or renting Vehicles in Brazil.

          "Consolidated Quarterly Tangible Assets": as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as at the end of any fiscal quarter of the Parent Borrower for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP.

          "Consolidated Tangible Assets": as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Parent Borrower for which a calculation thereof is available, divided by (y) four; provided, that Consolidated Tangible Assets shall not be less than $14,426,000,000.

          "Excluded Contribution": Net Proceeds, or the Fair Market Value of property or assets, received by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the issuance or sale (other than to a Subsidiary) of Capital Stock (other than Disqualified Stock (as defined in the Senior Note Indenture as in effect on the Closing Date)) of the Parent Borrower, in each case to the extent designated as an Excluded Contribution by the Parent Borrower and not previously included in the calculation of Available CNI Amount for purposes of determining whether a dividend, payment or distribution may be made pursuant to clause (ii)(y) of the proviso to subsection 8.7(f).

          "Fair Market Value": with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the board of directors of the Parent Borrower, whose determination will be conclusive.

          "Net Proceeds": with respect to any issuance or sale of any securities of the Parent Borrower or any Subsidiary by the Parent Borrower or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

          "Restricted Subsidiary": as such term is defined in the Senior Indenture, as of the date hereof.

          "Senior Indenture": the Indenture governing the U.S. Dollar 8.875% Senior Notes due 2014 and the Euro 7.875% Senior Notes due 2014, dated December 21, 2005, among CCMG Acquisition Corporation, as Issuer, the Subsidiary Guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee.

          "Unrestricted Subsidiary": as such term is defined in the Senior Indenture, as of the date hereof.

        2.     The definition of "GAAP" in Section 1.1 of the Credit Agreement (Definitions) is hereby amended by adding the following language after the words "in subsections 8.1, 8.2 and 8.8 and all defined terms relating thereto,":

  and the defined terms "Available CNI Amount," "Consolidated Quarterly Tangible Assets" and "Consolidated Tangible Assets,"

        3.     The definition of "DDAs" in Section 1.1 of the Credit Agreement (Definitions) is hereby amended by deleting such definition in its entirety and replacing it with the following:

          "DDAs": any checking or other demand deposit account maintained by the Loan Parties (other than any such account (i) all of the proceeds of which are swept into any HERC LKE Account or any Rental Car LKE Account or (ii) if such account is, or all of the funds and other assets owned by a Loan Party held in such account are, excluded from the Collateral pursuant to any Security Document). All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Security Documents and the Intercreditor Agreement.

        4.     The definition of "Eligible Rental Equipment" in Section 1.1 of the Credit Agreement (Definitions) is hereby amended by adding the following language to existing clause (h) before the ".":

          (or such certificate of title or the requisite application therefor has been submitted to the applicable Governmental Authority for such registration or for issuance of such certificate of title as so registered)

        5.     The definition of "Foreign Fleet Financing Documents" in Section 1.1 of the Credit Agreement (Definitions) is hereby amended by adding the words "or otherwise governing the terms thereof." at the end thereof.

        6.     The definition of "Specified Payment" in Section 1.1 of the Credit Agreement (Definitions) is hereby amended by deleting such definition in its entirety and replacing it with the following:

          "Specified Payment": (i) any merger, consolidation or amalgamation permitted pursuant to subsection 8.5(a), (ii) any sale, lease, transfer or other disposition of any or all of the assets (upon voluntary liquidation or otherwise) of any Subsidiary of the Parent Borrower permitted pursuant to subsection 8.5(b), (iii) any dividend payment pursuant to subsection 8.7(f), (iv) any Investment pursuant to subsection 8.9(o), (v) any acquisition pursuant to subsection 8.10(c) and (vi) any payment, repurchase or redemption pursuant to subsection 8.14(a).

        7.     Section 4.16(c) of the Credit Agreement (Cash Receipts) is hereby amended by deleting the language after "as the case may be," in clause (iii) and replacing it with the following:

            (iv)  enter into a blocked account agreement (each, a "Blocked Account Agreement"), in form reasonably satisfactory to the Administrative Agent or the Canadian Agent, as the case may be, with the Administrative Agent or the Canadian Agent, as the case may be, and any bank with which such Loan Party maintains a concentration account into which the DDAs and proceeds released from the HERC LKE Account and the Rental Car LKE Account (other than proceeds excluded from the Collateral pursuant to any Security Document) are swept (each such account of a Loan Party other than a Canadian Loan Party, a "U.S. Blocked Account", each such account of a Canadian Loan Party, a "Canadian Blocked Account" and all such accounts, collectively, the "Blocked Accounts"), covering each such concentration account maintained with such bank (other than any HERC LKE Account or Rental Car LKE Account), which concentration accounts as of the Closing Date are listed on Schedule 4.16(c) annexed hereto and (v) instruct all Account Debtors of such Loan Party that remit payments of Accounts of such Account Debtor regularly by check pursuant to arrangements with such Loan Party to remit all such payments (other than Accounts or payment thereof excluded from the Collateral pursuant to any Security Document) to the applicable "P.O. Boxes" or "Lockbox Addresses" with respect to the applicable DDA or concentration account, which remittances shall be collected by the applicable bank (each, a "Collection Bank") and deposited in the applicable DDA or concentration account. All amounts received by the Parent Borrower, any of its Domestic or Canadian Subsidiaries (including HERC) that is a Loan Party and any Collection Bank in respect of any Account, in addition to all other cash received from any other source, shall upon receipt of such amount or cash (other than any such amount or cash excluded from the Collateral pursuant to any Security Document) be deposited into a DDA or concentration account. Each Loan Party agrees that it will not cause proceeds of such DDAs to be otherwise redirected.

        8.     Section 4.16(f) of the Credit Agreement (Cash Receipts) is hereby amended by (a) adding the words "or other account" after the word "DDA" where it appears in clause (ii) of the first parenthetical in such Section, (b) deleting the word "and" immediately prior to clause (iii) in such parenthetical and replacing it with a comma and (c) adding the words ", and (iv) cash or cash equivalents that are (or are in any account that is) excluded from the Collateral pursuant to any Security Document" at the end of such parenthetical.

        9.     Section 5.1(a) of the Credit Agreement (Financial Condition) is hereby amended by deleting the word "Hertz" and replacing it with the words "the Parent Borrower" in the first sentence.

        10.   Section 5.13(b) of the Credit Agreement (ERISA) is hereby amended by adding a ")" after the word "Authorities" and before the ";" in clause (e).

        11.   Section 7.9(a) of the Credit Agreement (After-Acquired Real Property and Fixtures) is hereby amended by adding the word "thereon" after the words "With respect to any owned real property or fixtures" in the first sentence.

        12.   Section 7.9(c) of the Credit Agreement (After-Acquired Real Property and Fixtures) is hereby amended by adding the words "or any Subsidiary of a Foreign Subsidiary" after the words "Special Purpose Subsidiary" in the second to last parenthetical phrase in clause (i).

        13.   Section 8.3(h) of the Credit Agreement (Limitation on Liens) is hereby amended by (a) adding the words "or refinance" after the word "finance" in clause (i) and (b) adding the words "or refinanced" after the word "financed" in clause (ii) of the proviso.

        14.   Section 8.3(j) of the Credit Agreement (Limitation on Liens) is hereby amended by (a) deleting the "or" before clause (ii) thereof and replacing it with a "," and (b) adding ", or (iii) contemplated by subsection 8.2(t)(ii)" at the end of clause (ii) thereof immediately prior to ";".

        15.   Section 8.3(r) of the Credit Agreement (Limitation on Liens) is hereby amended by (a) deleting the word "or" before the words "Guarantee Obligations" and replacing it with a "," and (b) adding the following words to the end of the sentence "or other liabilities or obligations of the applicable Subsidiary not prohibited by this Agreement;"

        16.   Section 8.3(t)(i) of the Credit Agreement (Limitation on Liens) is hereby amended by adding the words "(or Guarantee Obligations of such Indebtedness permitted by Section 8.4(m))" after the words "Liens securing Indebtedness permitted by subsection 8.2(e)" in the first sentence.

        17.   Section 8.3(t)(iii) of the Credit Agreement (Limitation on Liens) is hereby amended by (a) deleting the number "$52,000,000" in clause (A) of the proviso and replacing it with the number "$75,000,000", and (b) deleting the comma after the word "with" where it appears in clause (B) of the proviso and inserting a comma after the word "on" where it appears in such clause (B).

        18.   Section 8.4(e) of the Credit Agreement (Limitation on Guarantee Obligations) is hereby amended by adding the words "or reimbursement obligations in respect of any other letters of credit permitted under subsection 8.2" at the end thereof immediately prior to the ";".

        19.   Section 8.4(o) of the Credit Agreement (Limitation on Guarantee Obligations) is hereby amended by deleting the words "permitted by" in clause (ii) of the proviso and replacing them with the words "outstanding under".

        20.   Section 8.6(i) of the Credit Agreement (Limitation on Sale of Assets) is hereby amended by deleting the reference to Schedule "8.6(i)" and replacing it with Schedule "8.6(h)".

        21.   Section 8.6 of the Credit Agreement (Limitation on Sale of Assets) is hereby amended by adding the following language (and the existing clauses (i) and (j) contained in Section 8.6 of the Credit Agreement shall be recaptioned as clauses (j) and (k), respectively):

            (i)    the sale or other Disposition of (x) the properties listed as items 2, 11, 18, 20, 21, 24, 36, 39, 42 and 48 on Schedule 5.8 and (y) the property located at 350 South Hale Avenue, Escondido, California;

        22.   Section 8.7(g) of the Credit Agreement (Limitation on Dividends) is hereby amended by (a) deleting the word "made" where it first appears in clause (i) and replacing it with the word "outstanding" and (b) deleting the reference in clause (iii) to subsection "8.14(e)" and replacing it with subsection "8.14(g)".

        23.   Section 8.7 of the Credit Agreement (Limitation on Dividends) is hereby amended by deleting the word "and" at the end of clause (e) thereof and deleting clause (f) in its entirety and replacing it with the following:

            (f)    in addition to the foregoing dividends, the Parent Borrower may pay additional dividends, payments and distributions; provided that, at the time such dividend, payment or distribution is made either (x) the Payment Conditions are satisfied or (y) (i) the Payment Conditions are satisfied (other than clause (c) of the definition of "Payment Conditions") and (ii) such dividends, payments and distributions are in an aggregate amount not to exceed the sum of (x) 1.0% of Consolidated Tangible Assets plus (y) the Available Amount immediately prior to the time of the payment or making of such dividend, payment or distribution plus (z) the Available Excluded Contribution Amount immediately prior to the time of the payment or making of such dividend, payment or distribution; and

        24.   Section 8.9(k) of the Credit Agreement (Limitation on Investments, Loans and Advances) is hereby amended by (a) deleting the word "made" where it first appears in clause (i) and replacing it with the word "outstanding", (b) deleting the word "made" in clause (i)(B) and replacing it with the word "outstanding", and (c) deleting the reference in clause (i)(D) to subsection "8.14(e)" and replacing it with subsection "8.14(g)".

        25.   Section 8.9 of the Credit Agreement (Limitation on Investments) is hereby amended by (a) inserting the words "(other than any such consideration securing Indebtedness as permitted by subsection 8.3(t)(i))" after the words "Loan Party" where it appears in the proviso to clause (j) and (b) inserting the words "(other than any such securities or other property securing Indebtedness as permitted by subsection 8.3(t)(i))" after the words "Loan Party" where it appears in the proviso to clause (m).

        26.   Section 8.9(p) of the Credit Agreement (Limitation on Investments, Loans and Advances) is hereby amended by (a) deleting the word "made" where it first appears in clause (i) and replacing it with the word "outstanding", (b) deleting the word "made" in clause (i)(B) and replacing it with the word "outstanding", and (c) deleting the reference in clause (i)(D) to subsection "8.14(e)" and replacing it with subsection "8.14(g)".

        27.   Section 8.10(b)(iii) of the Credit Agreement (Limitation on Investments, Loans and Advances) is hereby amended by (a) deleting the word "made" where it first appears in clause (B) and replacing it with the word "outstanding" and (b) deleting the reference in clause (C) to subsection "8.14(e)" and replacing it with subsection "8.14(g)".

        28.   Section 8.12 of the Credit Agreement (Limitation on Sale and Leaseback Transactions) is hereby amended by deleting the section in its entirety and replacing it with the following:

          8.12 Limitation on Sale and Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries that is a Loan Party of real or personal property which has been or is to be sold or transferred by the Parent Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary, which sale or transfer occurs more than 90 days after the acquisition of such property by the Parent Borrower or any such Subsidiary (any of such arrangements, a "Sale and Leaseback Transaction"), unless:

            (a) the property sold and/or leased pursuant to such Sale and Leaseback Transaction consists of Rental Car Vehicles and/or related rights and/or assets;

            (b) any lease entered into pursuant to such Sale and Leaseback Transaction constitutes Indebtedness permitted by subsection 8.2(e);

            (c) such Sale and Leaseback Transaction involves property with a book value of $5,000,000 or less (and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons); or

            (d) (i) the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to the consummation of the Sale and Leaseback Transaction and the application of the proceeds thereof, with the Consolidated Leverage Ratio set forth in subsection 8.1(a), recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower for which the relevant information is available as if such Sale and Leaseback Transaction had been consummated on the first day of the relevant period for testing such compliance (such calculation to be made in a manner reasonably satisfactory to the Administrative Agent and to be evidenced by a certificate in form and substance reasonably satisfactory to the Administrative Agent signed by a Responsible Officer of the Parent Borrower and delivered to the Administrative Agent (which shall promptly deliver copies to each Lender) at least three Business Days prior to the consummation of such Sale and Leaseback Transaction), (ii) the lease entered into by the Parent Borrower or any of its Subsidiaries in connection with such Sale and Leaseback Transaction is either (x) a Financing Lease or (y) a lease the payments under which will be treated as an operating expense for purposes of determining EBITDA, and (iii) an amount equal to 100% of the Net Cash Proceeds of such Sale and Leaseback Transaction is applied in accordance with subsection 4.4(b)(iv).

        29.   Section 8.14(g) of the Credit Agreement (Limitation on Investments, Loans and Advances) is hereby amended by (a) deleting the reference to "this clause (e)" in the proviso and replacing it with

"this clause (g)" and (b) deleting the word "made" where it first appears in clause (ii) of the proviso and replacing it with the word "outstanding".

        30.   Section 8.16 of the Credit Agreement (Limitation on Negative Pledge Clauses) is hereby amended by deleting the language in clause (b) after the words "or acquired thereby," and replacing it with the following:

          (c) any agreement governing or relating to Indebtedness permitted by subsection 8.2(e) (in which case, any prohibition or limitation shall only be effective against the property, assets and revenues financed or refinanced thereby or securing such Indebtedness as permitted by subsection 8.3(t), and any property, assets and revenues not constituting Collateral and securing such Indebtedness as permitted by other provisions of subsection 8.3), (d) operating leases of real property entered into in the ordinary course of business, or (e) agreements relating to or arising out of Vehicle Rental Concession Rights.

        31.   Section 9(e)(A)(i)(x) of the Credit Agreement (Events of Default) is hereby amended by adding the words ", and excluding any Brazilian Indebtedness" after the words "the Reimbursement Obligations."

        32.   Section 9(e)(A)(i)(y) of the Credit Agreement (Events of Default) is hereby amended by adding the words "(other than any Guarantee Obligation in respect of Brazilian Indebtedness)" after the words "in the payment of any Guarantee Obligation".

        33.   Section 9(e)(A)(ii) of the Credit Agreement (Events of Default) is hereby amended by: (a) adding the words ", and excluding any Brazilian Indebtedness" after the words "the Reimbursement Obligations", and (b) adding the words "(other than any Guarantee Obligation in respect of Brazilian Indebtedness)" after the words "or Guarantee Obligation".

ARTICLE TWO: CONDITIONS PRECEDENT TO EFFECTIVENESS

        Each provision set forth in Article One hereof shall be effective as of the date (with respect to each such provision, the "Amendment Effective Date") on which each of the following conditions with respect to each provision shall have been satisfied:

        1.     The Borrowers, the Administrative Agent, the Canadian Agent and the requisite Lenders shall have indicated their consent by the execution and delivery of the signature pages to the Administrative Agent.

        2.     The Guarantors shall have indicated their consent to the Amendment by the execution and delivery of a Consent (each a "Consent") attached hereto as Annex I, in the case of Guarantors party to the U.S. Guarantee and Collateral Agreement (as defined in the Credit Agreement), or attached hereto as Annex II, in the case of Guarantors party to the Canadian Guarantee and Collateral Agreement (as defined in the Credit Agreement), in each case dated the date hereof, by and among the applicable Guarantors.

        3.     The Borrowers shall have paid all fees due to the Administrative Agent, the Canadian Agent, the Collateral Agent, the Canadian Collateral Agent or Deutsche Bank Securities Inc. in connection with the Amendment.

ARTICLE THREE: REPRESENTATIONS AND WARRANTIES

        In order to induce the Agents and Lenders to enter into this Amendment, each of the Borrowers represents and warrants to each Agent and each Lender, that:

        1.    Representations and Warranties.    As of the Amendment Effective Date, each of the representations and warranties made by any Loan Party pursuant to this Amendment, the Credit

Agreement or any other Loan Document (or in any amendment, modification or supplement thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Amendment, the Credit Agreement or any other Loan Document shall, except to the extent that they expressly relate to an earlier date, be true and correct in all material respects on and as of such date as if made on and as of such date.

        2.    Corporate Power and Authority.    As of the Amendment Effective Date, each of the Borrowers has the corporate power and authority, and the legal right, to enter into and perform this Amendment. The execution, delivery and performance of this Amendment has been duly authorized by all necessary corporate action on the part of each Borrower.

        3.    No Conflict; Governmental Consents.    The execution and delivery by each of the Borrowers of this Amendment, and performance by each of the Borrowers of the Credit Agreement as amended hereby, will not (a) violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, or (b) result in, or require, the creation or imposition of any Lien (other than any Lien permitted by subsection 8.3 of the Credit Agreement) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

        4.    Binding Obligation.    (a) This Amendment constitutes a legal, valid and binding obligation of each of the Borrowers, enforceable against each such Borrower in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        (b)   Each Consent, when executed and delivered by each applicable Guarantor, will constitute a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        5.    No Default.    As of the Amendment Effective Date, no Default or Event of Default has occurred and is continuing.

ARTICLE FOUR: MISCELLANEOUS

        1.     The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Other than in accordance with Section 8.5 of the Credit Agreement, none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender. No Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 11.6 of the Credit Agreement.

        2.     Except as expressly amended hereby, the Credit Agreement and all other documents, agreements and instruments relating thereto are and shall remain unmodified and in full force and effect and are hereby ratified and confirmed. On and after the Amendment Effective Date, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference in the Notes to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument.

        3.     Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        4.     The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement or any of the other Loan Documents.

        5.     Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

        6.     THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        7.     This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

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HERTZ EQUIPMENT RENTAL CORPORATION
By:	/s/ HAROLD E. ROLFE Name: Harold E. Rolfe Title: Vice President and Secretary
THE HERTZ CORPORATION
By:	/s/ HAROLD E. ROLFE Name: Harold E. Rolfe Title: Senior Vice President, General Counsel and Secretary
MATTHEWS EQUIPMENT LIMITED
By:	/s/ HAROLD E. ROLFE Name: Harold E. Rolfe Title: Secretary
WESTERN SHUT-DOWN (1995) LIMITED
By:	/s/ RONALD CABBIBO Name: Ronald Cabbibo Title: Secretary
DEUTSCHE BANK AG, NEW YORK BRANCH as Administrative Agent,
By:	/s/ SUSAN LEFEVRE Name: Susan LeFevre Title: Director
By:	/s/ EVELYN THIERRY Name: Evelyn Thierry Title: Vice President
DEUTSCHE BANK AG, CANADA BRANCH as Canadian Agent,
By:	/s/ ROBERT A. JOHNSTON Name: Robert A. Johnston Title: Vice President
By:	/s/ PAUL M. JURIST Name: Paul M. Jurist Title: Managing Director and Principal Officer

ANNEX I

CONSENT OF GUARANTORS

        Each of the undersigned is a Guarantor of the Borrower Obligations of each Borrower pursuant to the U.S. Guarantee and Collateral Agreement (as defined in the Credit Agreement) and hereby (a) consents to the foregoing Amendment, (b) acknowledges that, notwithstanding the execution and delivery of the foregoing Amendment, the Guarantor Obligations of such Guarantor are not impaired or affected and all guaranties made by such Guarantor pursuant to the U.S. Guarantee and Collateral Agreement and all Liens granted by such Guarantor as security for the Guarantor Obligations of such Guarantor pursuant to the U.S. Guarantee and Collateral Agreement continue in full force and effect, and (c) confirms and ratifies its obligations under each of the Loan Documents executed by it. Capitalized terms used herein without definition shall have the meanings given to such terms in the Amendment to which this Consent is attached or in the Credit Agreement referred to therein or in the U.S. Guarantee and Collateral Agreement, as applicable.

        IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Consent of Guarantors as of the 30th day of June 2006.

(Signature pages follow)

HERTZ INVESTORS, INC.
By:	/s/ HAROLD E. ROLFE Name: Harold E. Rolfe Title: Vice President and Secretary
BRAE HOLDING CORP.
By:	/s/ HAROLD E. ROLFE Name: Harold E. Rolfe Title: Vice President and Secretary
HERTZ CLAIM MANAGEMENT CORPORATION
By:	/s/ ROBERT H. RILLINGS Name: Robert H. Rillings Title: Treasurer
HCM MARKETING CORPORATION
By:	/s/ ROBERT H. RILLINGS Name: Robert H. Rillings Title: Treasurer

HERTZ LOCAL EDITION CORP.
By:	/s/ HAROLD E. ROLFE Name: Harold E. Rolfe Title: Secretary
HERTZ LOCAL EDITION TRANSPORTING, INC.
By:	/s/ HAROLD E. ROLFE Name: Harold E. Rolfe Title: Secretary
HERTZ GLOBAL SERVICES CORPORATION
By:	/s/ HAROLD E. ROLFE Name: Harold E. Rolfe Title: Vice President and Secretary
HERTZ SYSTEM, INC.
By:	/s/ HAROLD E. ROLFE Name: Harold E. Rolfe Title: Vice President and Secretary
HERTZ TECHNOLOGIES, INC.
By:	/s/ HAROLD E. ROLFE Name: Harold E. Rolfe Title: Secretary
HERTZ TRANSPORTING, INC.
By:	/s/ HAROLD E. ROLFE Name: Harold E. Rolfe Title: Vice President and Secretary
SMARTZ VEHICLE RENTAL CORPORATION
By:	/s/ HAROLD E. ROLFE Name: Harold E. Rolfe Title: Vice President and Secretary

ANNEX II

CONSENT OF GUARANTORS

        Each of the undersigned is a Guarantor of the Borrower Obligations of each Canadian Borrower pursuant to the Canadian Guarantee and Collateral Agreement (as defined in the Credit Agreement) and hereby (a) consents to the foregoing Amendment, (b) acknowledges that, notwithstanding the execution and delivery of the foregoing Amendment, the Guarantor Obligations of such Guarantor are not impaired or affected and all guaranties made by such Guarantor pursuant to the Canadian Guarantee and Collateral Agreement and all Liens granted by such Guarantor as security for the Guarantor Obligations of such Guarantor pursuant to the Canadian Guarantee and Collateral Agreement continue in full force and effect, and (c) confirms and ratifies its obligations under each of the Loan Documents executed by it. Capitalized terms used herein without definition shall have the meanings given to such terms in the Amendment to which this Consent is attached or in the Credit Agreement referred to therein or in the Canadian Guarantee and Collateral Agreement, as applicable.

        IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Consent of Guarantors as of the 30th day of June 2006.

(Signature pages follow)

MATTHEWS EQUIPMENT LIMITED
By:	/s/ HAROLD E. ROLFE
	Name:	Harold E. Rolfe
	Title:	Secretary
WESTERN SHUT-DOWN (1995) LIMITED
By:	/s/ RONALD CABBIBO
	Name:	Ronald Cabbibo
	Title:	Secretary

QuickLinks

AMENDMENT TO CREDIT AGREEMENT
ARTICLE ONE: AMENDMENTS
ARTICLE TWO: CONDITIONS PRECEDENT TO EFFECTIVENESS
ARTICLE THREE: REPRESENTATIONS AND WARRANTIES
ARTICLE FOUR: MISCELLANEOUS
CONSENT OF GUARANTORS
CONSENT OF GUARANTORS